Exhibit 10.9

CAMP4 THERAPEUTICS CORPORATION

AMENDEd AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made as of October 3, 2024, by and between Camp4 Therapeutics Corporation (the “Company”) and Josh Mandel-Brehm (the “Executive”), to be effective as of the effectiveness of the Company’s registration statement on Form S-1 with respect to the initial public offering of its common stock. Except with respect to the Employee Confidentiality and Assignment Agreement between the Company and the Executive (the “IP Agreement”), the Company’s 2016 Amended and Restated Stock Option and Grant Plan and 2024 Equity Incentive Plan, and any applicable stock option and/or restricted stock agreements issued by the Company thereunder with respect to equity grants held by the Executive (collectively, the “Equity Documents”), this Agreement supersedes, amends and restates in all respects all prior agreements and understandings between the Executive and the Company regarding the subject matter herein, including, without limitation, the Amended and Restated Employment Agreement by and between the Company and the Executive, dated as of December 12, 2019 (the “Prior Agreement”).

WHEREAS, the Company wishes to continue to employ the Executive as an employee of the Company, and the Executive wishes to continue to work as an employee of the Company, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Position and Duties. The Executive shall continue to serve as the President and Chief Executive Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, engage in religious, charitable or other community activities, and serve as an entrepreneur-in-residence with Polaris, in each case, as long as such services and activities do not create a conflict of interest or otherwise interfere with the Executive’s performance of the Executive’s duties to the Company as provided in this Agreement.

2.             Compensation and Related Matters.

(a)             Base Salary. The Executive’s annual base salary shall be $600,000, subject to redetermination by the Board or the Compensation Committee of the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for employees.

(b)             Expenses. The Executive shall be entitled to receive reimbursement for reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

(c)             Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms and conditions of such plans.

(d)             Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

3.             Termination. The Executive’s employment may be terminated without any breach of this Agreement under the following circumstances:

(a)             Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Executive’s commission of a felony, or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (iv) the Executive’s material violation of any provision of any agreement(s) between the Executive and the Company relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions, including the IP Agreement.

(b)             Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time without Cause.

(c)             Termination by the Executive. The Executive may terminate the Executive’s employment at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the events defined as “Good Reason” (hereinafter defined). “Good Reason” shall mean (i) a material diminution in the Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a change of more than 50 miles in the geographic location at which the Executive provides services to the Company or (iii) a material diminution in the Executive’s position, duties or responsibilities. “Good Reason Process” shall mean that (i) the Executive reasonably determines that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d)             Notice of Termination. Any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(e)             Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Company with or without Cause, the date on which Notice of Termination is given; (ii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iii) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period in the time period provided for under “Good Reason Process” above. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.             Compensation Upon Termination.

(a)             Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(b) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination (collectively, the “Accrued Obligations”).

(b)             Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause, or the Executive terminates the Executive’s employment for Good Reason, then in addition to the Accrued Obligations, and subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement and a reaffirmation of the Executive’s existing restrictive covenants, all in substantially the form attached hereto as Exhibit A (the “Release Agreement”) and the Release Agreement becoming irrevocable within the time period set forth in the Release Agreement, and in no event longer than 60 days after the Date of Termination:

(i)             the Company shall pay the Executive an amount equal to twelve (12) months of Executive’s Base Salary (the “Severance Amount”), payable in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months (the “Severance Period”) commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing, if the Executive breaches any of the provisions of the Release Agreement, in addition to all other legal and equitable remedies, all payments of the Severance Amount shall immediately cease; and

(ii)             if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the end of the Severance Period or the expiration of the Executive’s rights under COBRA, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company made to provide health insurance to the Executive during the calendar year in which the Date of Termination occurs.

5.             Change in Control Provisions.

(a)             The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if the Date of Termination occurs during the period beginning three months prior to the closing of a Change in Control (as defined in the Company’s Severance and Change in Control Plan) and ending 12 months thereafter (“Protection Period”). These provisions shall terminate and be of no further force or effect after the Protection Period.

(b)             Involuntary Termination of Employment During the Protection Period. If, during a Protection Period, the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Executive’s employment for Good Reason, then, subject to the Executive signing and not revoking a Release Agreement all within 60 days after the Date of Termination:

(i)              the Severance Period shall be extended from twelve (12) months to eighteen (18) months (the “CIC Severance Period”);

(ii)             the Company shall pay the Executive the Severance Amount, payable in substantially equal installments in accordance with the Company’s payroll practice over the Severance Period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2);

(iii)            the Company shall, within 60 days after the Date of Termination, pay the Executive a lump sum amount equal to the Executive’s target annual cash incentive award for the year in which the Date of Termination occurs;

(iv)            notwithstanding anything to the contrary in the Equity Documents, all then outstanding time-based equity awards held by the Executive shall immediately vest and become fully exercisable or nonforfeitable as of the Date of Termination; all other terms of the Equity Documents shall continue to be in effect, including, without limitation, provisions with respect to exercise; and

(v)            if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment until the end of the CIC Severance Period or the expiration of the Executive’s rights under COBRA, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company made to provide health insurance to the Executive during the calendar year in which the Date of Termination occurs.

provided and notwithstanding the foregoing, if the Executive’s employment is terminated in connection with a Change in Control and the Executive immediately becomes reemployed by any direct or indirect successor to the business or assets of the Company, the termination of the Executive’s employment upon the Change in Control shall not be considered a Termination without Cause for purposes of this Agreement.

(c)             Parachute Payment. If any payment or benefit the Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive to the extent permitted by Section 409A of the Code, to the extent applicable, and Section 280G of the Code.

6.             Section 409A.

(a)             Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)             All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)             To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)             The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)             The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.             IP Agreement. The terms of the IP Agreement between the Company and the Executive, attached hereto as Exhibit B, continue to be in full force and effect and are incorporated by reference in this Agreement. The Executive hereby reaffirms the terms of the IP Agreement as a material term of this Agreement.

8.             Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company (i) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. To the extent the Company requests the Executive’s cooperation in accordance with the foregoing after the termination of the Executive’s employment, the Company shall (i) reimburse the Executive for any reasonable out-of-pocket expenses incurred and (ii) pay the Executive a consulting fee equal to $250/hour, in each case in connection with the Executive’s performance of obligations pursuant to this Section 8.

9.             Relief. If the Executive breaches, or proposes to breach, any portion of this Agreement, including any of the terms of the IP Agreement, or, if applicable, the Release Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate the payments, benefits and or accelerated vesting pursuant to Section 4(b) or 5(b). Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of duties under this Agreement, the IP Agreements or the Release Agreement.

10.             Governing Law; Survival. The resolution of any disputes as to the meaning, effect, performance or validity of this Employment Agreement, the IP Agreement or arising out of, related to, or in any way connected with the Executive’s employment with the Company any other relationship between the Executive and the Company shall be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

11.           Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement, provided the IP Agreement, the Equity Documents and any other restrictive covenant obligation the Executive has to the Company or its affiliates shall remain in full force and effect.

12.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the IP Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.             Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15.             Assignment and Transfer by the Company. The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries and other affiliates. The Executive expressly consents to such assignment and/or transfer.

16.             Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CAMP4 THERAPEUTICS CORPORATION

By:	/s/ Kelly Gold
Its:	Chief Financial Officer

EXECUTIVE

/s/ Josh Mandel-Brehm
Josh Mandel-Brehm

Exhibit A: Release Agreement

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Exhibit B: IP Agreement

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